Exhibit 99.1

CAMILLE D. SAMUELS

January 21, 2011

G. Kirk Raab

Chairman of the Board of Directors

and

Glenn A. Oclassen

President and Chief Executive Officer

Transcept Pharmaceuticals, Inc.

1003 W. Cutting Blvd., Suite 110

Pt. Richmond, CA 94804

Dear Kirk and Glenn:

I hereby resign from the Board of Directors of Transcept Pharmaceuticals, Inc. effective immediately after the 2011 annual stockholders’ meeting.

I trust my resignation will provide the Board with flexibility given the recognition that the number of board members should be reduced and the changing expertise required as the company develops toward commercialization capabilities.

It is a pleasure working with you and the other members of the Transcept Board. I believe that under your leadership the anticipated value drivers that were envisioned at the time of our merger will be fully realized.

Sincerely,

/s/ Camille D. Samuels

Camille D. Samuels